Exhibit 8.1
































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                                                                     Exhibit 8.1

                        [Shearman & Sterling Letterhead]



(212) 848-4376



                                        May 9, 2000






Mpower Communications Corp.
171 Sully's Trail
Suite 202
Pittsford, NY 14534


                    Agreement and Plan of Merger by and among
            Mpower Communications Corp., Mpower Merger Sub, Inc. and
                         Primary Network Holdings, Inc.
                           dated as of April 17, 2000
                  --------------------------------------------


Ladies and Gentlemen:

                  You have requested our opinion as to certain United States federal income tax consequences of the merger (the "Merger") of Mpower Merger Sub, Inc. ("Merger Subsidiary"), a Delaware corporation and a wholly-owned subsidiary of Mpower Communications Corp. (A/K/A MGC Communications Corp.) ("Parent"), a Nevada corporation, with and into Primary Network Holdings, Inc. (the "Company"), a Delaware corporation. The Merger is being consummated pursuant to the Agreement and Plan of Merger by and among Parent, Merger Subsidiary and the Company dated as of April 17, 2000 (the "Merger Agreement"). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

                  In connection with rendering our opinion, we have reviewed the Merger Agreement, including the Exhibits thereto, the Proxy Statement/Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate as a basis therefor. We have assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the Effective Time, and that the parties have complied with and, if applicable, will


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continue to comply with the covenants contained in the Merger Agreement. We also have assumed that statements as to factual matters contained in the Proxy Statement/Prospectus are true, correct and complete, and will continue to be true, correct and complete through the Effective Time. Finally, we have relied on the representations made by Parent, Merger Subsidiary and the Company in tax certificates provided to us dated May 9, 2000, and we have assumed that such representations will continue to be true, correct and complete through the Effective Time.

                  Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, and assuming that the Merger and related transactions will be consummated in accordance with the terms of the Merger Agreement, it is our opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code.

                  No opinion is expressed as to any other matter, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. Our opinion is based on current United States federal income tax law and administrative practice and we do not undertake to advise you as to any future changes in such law or practice that may affect our opinion unless we are specifically retained to do so. We consent to the use of this opinion as and Exhibit to the Proxy Statement/Prospectus, and to the references to Shearman & Sterling under the captions "The Merger--Certain U.S. Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus.

                                                  Very truly yours,




                                                  /s/ Shearman & Sterling

DJL/MNS